Exhibit 99.1
Nortek Announces That It Has Ended Discussions to Sell the Company
PROVIDENCE, R.I., Oct. 8, 2015 -- Nortek, Inc. (“Nortek” or the “Company”) (Nasdaq: NTK) announced today that following receipt of an unsolicited proposal to acquire the Company, the Board and its advisors commenced a review of strategic alternatives. That review is now complete, and all discussions in relation to this proposal have now ended.
Michael J. Clarke, President and CEO of Nortek, stated: "There have been rumors in the press that have created a distraction for us, and we want to thank all our customers and employees for their patience in dealing with any uncertainty this may have caused. We are eager to put this behind us and remain committed to serving our customers, growing our business and increasing shareholder value."
The Company undertakes no obligation to further comment on this matter nor to update the information contained in this release.
About Nortek
Nortek is a global, diversified industrial company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The company’s broad array of offerings includes ventilation products such as range hoods and bathroom fans, security and audio/video solutions, heating and cooling products, air management systems, and ergonomic and productivity solutions.
As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to market rumors of a possible acquisition of Nortek. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and operating results to differ include: global economic conditions; the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets; the availability and cost of certain raw materials and purchased components (including, among others, steel, copper, aluminum, electronics, motors, plastics, compressors, various chemicals and paints, and packaging); compliance with conflict minerals regulations; weather fluctuations; acquisition and integration risks; the success of our operational improvement initiatives; potential restructurings and business shutdowns; competition; foreign economic and political conditions; increased costs associated with regulatory compliance, including environmental, health and safety laws and the U.S. Foreign Corrupt Practices Act; foreign currency fluctuations; international business practices; maintaining good relationships with customers and suppliers; labor disruptions; product innovations and improvements; product and warranty liability claims; product recalls or reworks; employment levels; intellectual property rights; security breaches; maintaining pension plans; changes in tax law; and our ability to service our indebtedness. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under 1A in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.